MAGNUM HUNTER RESOURCES CORPORATION MESSAGE

Corporate Participant:

Gary C. Evans
Magnum Hunter Resources Corporation – Chairman and Chief Executive Officer

Gary C. Evans – Magnum Hunter Resources Corporation – Chairman and Chief Executive Officer

“Hello. This is Gary C. Evans, I am Chairman and Chief Executive Officer of Magnum Hunter Resources Corporation, traded on the New York Stock Exchange Amex.

I am calling you because you are a current holder of our Company’s Series C Preferred Stock and we urgently need your vote on the proposal to be acted on at the special meeting of Series C Preferred Stockholders set for July 27, 2010. This proposal is for an increase in the authorized number of shares of Series C Preferred Stock. If the proposal is approved, this would permit the Company to issue additional shares of the Series C Preferred Stock, which may enhance the liquidity of the stock in the trading market.

Your proxy vote can help us conclude this process. The quickest way to record your vote is by using the phone or internet.  All the details, including your control number, are in the packages we have already sent. If you have any questions or would like to place your vote by phone, please call our proxy solicitor, toll free, at1.800.322.2885. You may vote by phone or the internet up to midnight on July 26, 2010, but we urge you to vote as soon as possible.

All of us at Magnum Hunter Resources Corporation sincerely thank you for your time, your vote, and your interest in our Company.”